ML MASTER SMALL CAP GROWTH PORTFOLIO

FILE # 811 – 9049

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	LISTOF UNDERWRITERS
7/31/2003	Netgear	7,000,000	5,600

Lehman Brothers

Merrill Lynch

UBS Securities

Fidelity Capital Mkts.

Harris Nesbitt Gerard

Piper Jaffray Inc.

SG Cowen Securities

Chatsworth Securities

Fahnestock & Co.

Needham & Co.

Pacific Growth Equities

Wedbush Morgan Inc.

9/17/2003	National Financial Partners	3,300	9,066,978

Goldman Sachs

Merrill Lynch

JP Morgan

Bear Stearns

CIBC World Markets

Sandler O’Neill Lp.

Allen & Company

Lehman Brothers

Blaylock & Partners

CMG Institutional Trading

Fox-Pitt, Kelton Inc.

Gabelli & Company, Inc

Keefe, Bryette & Woods

9/18/2003	Sigmatel	7,500	10,000,000	Merrill Lynch JP Morgan CIBC World Markets Needham & Co. Adams, Harkness & Hill JMP Securities Lehman Brothers Pacific Growth Equities Southwest Securities Thomas Weisel Partners Piper Jaffray
9/23/2003	Amis Holdings	60,100	30,000,000	Credit Suisse Goldman Sachs Lehman Brothers Merrill Lynch UBS Securities SoundView Tech Corp. Piper Jaffray
11/12/2003	Tessera	8,500	7,500,000	Lehman Brothers Merrill Lynch Needham & Co. SoundView Tech Corp. Fidelity Capital Mkts. Oppenheimer & Co. Chatsworth Securities D.A. Davidson B Riley & Co.
1/25/2005	GFI Group	1,700	5,800,000	Citigroup Merrill Lynch Banc of America JP Morgan Jefferies & Co.
2/9/2005	Prestige Brands	104,800	28,000,000	Merrill Lynch Goldman Sachs JP Morgan William Blair & Co. Piper Jaffray SunTrust Capital Markets Avondale Partners Robert W. Baird Oppenheimer & Co. Muriel Siebert & Co.